Exhibit 5(b)


                            REID & PRIEST LLP
                           40 West 57th Street
                           New York, Ny  10019







                                             New York, New York
                                             March 19, 1998


          Northwest Natural Gas Company
          One Pacific Square
          220 N.W. Second Avenue
          Portland, Oregon  97209

          Dear Sirs:

                    With reference to the Registration Statement to be filed by the Company on or about the date hereof with the Securities and Exchange Commission (SEC) under the Securities Act of 1933, as amended (Act), contemplating the issuance and sale from time to time by the Company of up to 2,500,000 additional shares of its Common Stock (New Stock) and the Common Share Purchase Rights appurtenant thereto (Rights), we are of the opinion that:

                    1. The Company has been duly incorporated and is validly existing under the laws of the State of Oregon.

                    2. All action necessary to make the New Stock legally issued, fully paid and non-assessable and the Rights appurtenant to the New Stock legally issued will have been taken when:

                    (a) the Registration Statement shall have become effective;

                    (b) the Company's Board of Directors or a duly authorized committee thereof shall have taken appropriate action with respect to the issuance and sale of the New Stock;

                    (c) the issuance of the New Stock shall have been authorized by the Oregon Public Utility Commission and the Washington Utilities and Transportation Commission shall have issued an order establishing compliance with applicable statutory provisions with respect to such issuance;

                    (d) the New Stock shall have been issued and delivered for the consideration contemplated in the Registration Statement; and

                    (e) the Rights appurtenant to the New Stock shall have been issued in accordance with the terms of the Rights Agreement dated as of February 27, 1996 between the Company and Boatmen's Trust Company (ChaseMellon Shareholder Services, successor).

                    We are members of the Bar of the State of New York and do not hold ourselves out as experts on the laws of the States of Oregon and Washington. We have relied as to all matters governed by the laws of such States on the opinion of Mark S. Dodson, Esq., General Counsel for the Company, which is to be filed as an exhibit to the Registration Statement.

                    We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name, as counsel, therein. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the SEC thereunder.

                                             Very truly yours,

                                             /s/ Reid & Priest LLP

                                             REID & PRIEST LLP